Exhibit 10.8

February 18, 2015

David L. Starling

Chief Executive Officer

Kansas City Southern

Re: Your Retirement

Dear Dave:

Pursuant to conversations between you and the Board of Directors of Kansas City Southern (the “Board”), we are confirming your intention to retire from The Kansas City Southern Railway Company (the “Company”). In order to ensure a smooth and effective transition of the role of Chief Executive Officer, the Company desires to retain your services through December 31, 2016 (your “Retirement Date”). The purpose of this letter is to confirm our understanding with respect to your voluntary retirement.

Your existing Employment Agreement with the Company, dated September 10, 2008, as amended, will continue in effect in accordance with its terms through your Retirement Date, except as provided herein. If you elect to retire prior to September 1, 2016, then you will be entitled to the benefits provided under your current employment agreement. If you elect to retire before the Retirement Date but after September 1, 2016, the Company will pay your remaining Salary and annual incentive pay (unreduced for a partial year of service) through your Retirement Date, payable at the same time and in the same manner as if you had remained employed through your Retirement Date.

During the transition period between now and your Retirement Date, you agree to fulfill any other roles and perform such responsibilities as the Board may request from you, which may include positions other than Chief Executive Officer.

Please acknowledge your agreement to the terms of this letter agreement by signing a copy of this letter agreement where indicated and returning it to the Company’s Corporate Secretary.

Sincerely,

By:	/s/ Robert J. Druten
Robert J. Druten
Chairman of the Board of Directors
Kansas City Southern

Acceptance:

By:	/s/ David L. Starling
Date:	February 19, 2015

Office & Express Delivery Address	427 W 12th Street	Kansas City, MO 64105